EXHIBIT 99.3 -- Report of Management

(a)



[Wells Fargo logo]
					1 Home Campus
					Des Moines, IA 50328


Assertion of Management or Wells Fargo Home Mortgage, a division of Wells Fargo Bank, N.A.



As of and for the year ended December 31, 2004, Wells Fargo Home Mortgage, a division of Wells
Fargo Bank, N.A. (the Company) has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers
Association of America's Uniform Single Attestation
Program for Mortgage Bankers.

As of and for this same period, the Company had in effect a fidelity bond along with an errors and omissions policy in the amounts of $100 million and $20 million, respectively.




/s/ Michael J. Heid     February 23, 2005
Michael J. Heid, Division President,
Capital Markets, Finance, & Administration
Wells Fargo Home Mortgage, a division of
Wells Fargo Bank, N.A.

/s/ Franklin R. Codel	February 23. 2005
Franklin R. Codel Executive Vice President,
Finance and Corporate Real Estate
Wells Fargo Home Mortgage,
a division of Wells Fargo Bank, N.A.



/s/ Michael Lepore 	February 23. 2005
Michael Lepore, Executive Vice President,
Institutional Lending Wells Fargo Home
Mortgage, a division of Wells Fargo Bank, NA.




/s/ Mary Coffin         February 23, 2005
Mary Coffin, Executive Vice President,
Servicing & Post Closing Wells Fargo
Home Mortgage, a division of Wells Fargo Bank, N.A.